                                                                      Exhibit 99

                                  NEWS RELEASE

                           Northern Trust Corporation
                             50 South LaSalle Street
                             Chicago, Illinois 60675
                    Contact: Bev Fleming, Investor Relations
                                (312) 444-7811 or
                      Katherine Sopranos, Public Relations
                                 (312) 444-4281     http://www.northerntrust.com

FOR IMMEDIATE RELEASE

NORTHERN TRUST CORPORATION REPORTS 2003 SECOND QUARTER EARNINGS.

(Chicago, July 16, 2003) Northern Trust Corporation today reported net income per common share of $.30 for the second quarter, compared with the $.56 per share earned a year ago. Net income totaled $66.6 million, compared with $126.8 million in the second quarter of last year. This performance resulted in a return on average common equity of 9.16%. The current quarter's results include the previously announced $.14 per common share net charge relating to actions taken in order to reduce operating costs and strategically position Northern Trust for improved profitability.

         William A. Osborn, Chairman and Chief Executive Officer, commented, "We took several steps this quarter toward improving profitability and focusing our resources on growth opportunities where we have clear competitive advantage and can serve our clients best. When fully implemented over the next twelve months, the profit improvement initiatives are expected to benefit pre-tax income by approximately $70-75 million on an annual basis.

         Assets under administration reached a new high and exceeded $1.8 trillion, up 11% from a year ago. Assets under management also were at a record high of $423 billion, a 34% increase from June 30, 2002. These levels reflect Northern Trust's continued success in winning new business and the impact of recent acquisitions, as well as the improvements in the equity markets during the quarter. We remain confident that our highly focused and unique business profile, strong client orientation and commitment to industry leading technology will continue to be the foundation of our future success."

                                     -more-

                      SECOND QUARTER PERFORMANCE HIGHLIGHTS

         The following table details the $50.9 million net pre-tax charge announced by Northern Trust on June 23, 2003, relating to the implementation in the second quarter of 2003 of a number of strategic steps to reduce expenses and better position the Corporation for improved profitability.

                               ($ in Millions Except Per Share Data)                              (Charge)/Gain
       --------------------------------------------------------------------------------           -------------

       .     Severance costs relating to the elimination of approximately 700 positions              $(22.9)

       .     Reduction in office space leased and owned                                               (16.1)

       .     Standardization, replacement and elimination of software                                  (9.5)

       .     Loss on sale of Northern Trust Retirement Consulting, L.L.C.                             (20.2)

       .     Gain on sale of Higgins Road Retail Branch                                                17.8
                                                                                                     ------

             Net Pre-Tax Earnings Impact                                                             $(50.9)
                                                                                                     ======

             After-Tax Earnings Impact                                                               $(31.8)
                                                                                                     ======

             Earnings Per Share Impact                                                               $(0.14)
                                                                                                     ======

         As a result of the disposition of Northern Trust Retirement Consulting, L.L.C. (NTRC), the operating results of NTRC for the second quarter and all prior periods presented have been reclassified and shown as discontinued operations in Northern Trust's consolidated income statement. In addition to the $20.2 million loss on the sale, NTRC incurred a net loss from operations in the current quarter prior to the transaction of $2.5 million ($.01 per share) compared with net income of $0.9 million in the second quarter of 2002.

         Revenues from continuing operations of $551.2 million were essentially unchanged from the $552.6 million in revenues in last year's second quarter. Trust fees were $293.9 million in the quarter, down 2% compared with $300.3 million in the second quarter of last year. Trust fees represented 53% of total second quarter revenues, and total fee-related income represented 73% of total revenues.

                                     -more-

         Assets under administration totaled $1.83 trillion at June 30, 2003 and included $73.5 billion of assets from the acquisitions of the passive asset management business of Deutsche Bank A.G. and the Atlanta-based wealth management firm, Legacy South. This compares with $1.50 trillion at December 31, 2002 and $1.65 trillion at June 30, 2002. Including the acquisitions, assets under management totaled $423.4 billion compared with $302.5 billion at December 31, 2002 and $316.6 billion at June 30, 2002.

         Trust fees from Personal Financial Services (PFS) in the quarter decreased 5% and totaled $146.3 million, compared with $154.3 million in the year-ago quarter. The decline in PFS trust fees resulted from the continued decline in the equity markets during the first quarter, since a substantial portion of PFS trust fees are based on the prior quarter-end asset values, partially offset by net new business. Trust fees resulting from acquisitions totaled $0.8 million for the quarter. Personal trust assets under administration totaled $172.9 billion at June 30, 2003, compared with $156.7 billion at December 31, 2002, and $163.4 billion at June 30, 2002. Of the total assets under administration, $94.2 billion is managed by Northern Trust, compared with $87.7 billion at December 31, 2002 and $91.8 billion one year ago. Net new recurring PFS trust business transitioned during the first six months represents approximately $18 million in annualized fees.

         The acquisition of Legacy South, the Atlanta-based private wealth management firm, by Northern Trust, FSB, closed in late April and Northern Trust's first New York PFS office opened this month. With the expansion into these new markets, the PFS office network reaches affluent markets in 14 states.

         Trust fees from Corporate & Institutional Services (C&IS) in the quarter increased 1% to $147.6 million from $146.0 million in the year-ago quarter, and included approximately $5.3 million in fees resulting from the acquisition of the passive asset management business. Securities lending fees totaled $28.2 million compared with $33.4 million in last year's second

                                     -more-
quarter, reflecting reduced spreads earned on the investment of collateral resulting from extremely low short-term interest rates, partially offset by higher lending volumes experienced during the period. Fees from asset management totaled $52.1 million, which include $4.0 million in investment management fees relating to the acquired passive asset management business, compared with $46.4 million in the year-ago quarter. Custody fees totaled $54.0 million for the quarter, compared with $54.5 million a year ago.

         C&IS assets under administration totaled $1.66 trillion at June 30, 2003, compared with $1.35 trillion at December 31, 2002 and $1.49 trillion at June 30, 2002. Of the C&IS assets under administration, $329.2 billion is managed by Northern Trust, including $70.6 billion of passive assets acquired. This compares with managed assets of $214.8 billion at December 31, 2002, and $224.8 billion at June 30, 2002. Assets under administration include $589.2 billion of global custody assets, compared with $496.4 billion one year ago. Net new recurring C&IS trust business transitioned during the first six months represents approximately $32 million in annualized fees.

         Foreign exchange trading profits were $32.8 million in the quarter compared with $20.7 million in the first quarter of 2003 and $36.9 million in the second quarter of last year. The improvement from the first quarter reflects increased client volumes and greater market volatility in major currencies.

         Treasury management fees in the quarter were $24.3 million, virtually unchanged from the comparable quarter last year. Revenues from security commissions and trading income were $15.0 million, up 54% from the prior year. The increase reflects commissions from fixed income security trades and client portfolio restructurings and transitions. Other operating income was $35.1 million for the second quarter compared with $18.2 million in the same period last year. The current quarter included the $17.8 million gain from the sale of the Higgins Road retail branch partially offset by $1.1 million in write-downs of certain community development investments.

                                     -more-

         Net interest income for the quarter, stated on a fully taxable equivalent basis, totaled $150.1 million compared with $163.2 million reported in the prior year quarter. Total average earning assets of $34.3 billion were 4% higher than a year ago with the increase concentrated in securities. Average money market assets decreased slightly while average loans were virtually unchanged at $17.5 billion. The net interest margin decreased to 1.76% from 1.99% in the prior year due in large part to a decline in the yield on the residential mortgage loan portfolio from refinancing activity.

         The provision for credit losses was $7.5 million in the quarter, up from $5.0 million in the same period last year due primarily to credit weaknesses in two middle market loans. Net charge-offs in the quarter totaled $4.9 million, down from $5.0 million a year ago. Nonperforming assets totaled $107.9 million at June 30, 2003, compared with $94.6 million at December 31, 2002 and $110.6 million at June 30, 2002. Reserves available for credit losses totaled $172.7 million and included $7.5 million allocated to loan commitments and other off-balance sheet exposures. The remaining $165.2 million reserve assigned to loans at June 30, 2003 represented a reserve to loan ratio of .92%, compared with .84% a year ago. Nonaccrual loans of $107.5 million at quarter-end represented .60% of total loans and were covered 1.5 times by the reserve.

         Noninterest expenses from continuing operations totaled $412.5 million for the quarter, up 19% from $346.4 million in the year-ago quarter. The current quarter includes expenses resulting from severance costs ($22.9 million), reduced office space needs ($16.1 million) and the standardization, replacement and elimination of software ($9.5 million). Expenses resulting from the acquisitions of passive asset management business and Legacy South were $7.2 million.

         Compensation and employee benefit expenses totaled $211.7 million, compared with $190.7 million last year, and included $19.5 million in severance-related costs. The remainder of the increase from a year ago resulted primarily from salary increases, partially offset by lower

                                     -more-
performance-based compensation. Staff on a full-time equivalent basis at June 30, 2003 totaled 8,239, compared with 9,336 at March 31, 2003 and 9,384 at June 30, 2002. Approximately 670 positions were eliminated as a result of the sales of NTRC and Higgins branch assets. The remainder of the decrease related to positions eliminated by the end of June 2003 as part of Northern Trust's business review.

         Other expense categories totaled $200.8 million, up from $155.7 million last year. The current quarter included the costs associated with reduced office space ($16.1 million), the standardization, replacement and elimination of software ($9.5 million) and outplacement benefits ($3.4 million). The remainder of the increase is primarily related to acquisitions, technology investments that increased software amortization and equipment-related costs, business promotion and other professional fees.

                                  BALANCE SHEET

         Balance sheet assets averaged $38.6 billion for the quarter, up 4% from last year's second quarter average of $37.1 billion. Money market assets averaged $8.6 billion, down slightly from $8.7 billion last year, while the securities portfolio averaged $8.2 billion, up 23% from last year. The increase in the securities portfolio was primarily in short-term U.S. agency securities. Loans and leases averaged $17.5 billion for the quarter, virtually unchanged from the prior year.

         Residential mortgages increased $178 million, or 2%, to average $7.8 billion for the quarter, and represented 44% of the total average loan portfolio. Commercial and industrial loans averaged $4.0 billion, down $319 million or 7% from a year ago, while personal loans increased $226 million or 10% to average $2.5 billion.

                                     -more-

         Common stockholders' equity averaged a record $2.9 billion, up 6% from last year's second quarter. The increase primarily reflects the retention of earnings offset in part by the repurchase of common stock pursuant to the Corporation's share buyback program. During the quarter, the Corporation acquired approximately 39,000 shares at a cost of $1.4 million. An additional
12.0 million shares are authorized for purchase after June 30, 2003 under the previously announced share buyback program. Also during the quarter, Northern Trust completed the previously announced redemption of $120 million of its auction rate preferred stock.

                        SIX-MONTH PERFORMANCE HIGHLIGHTS

         Net income per common share of $.72 for the six-month period ended June 30, 2003, compared with the $1.12 per share earned a year ago. Net income totaled $161.3 million, compared with $254.4 million reported last year. This performance resulted in a return on average common equity of 11.21%. The current year's results include the second quarter $.14 per common share net charge relating to actions taken in order to reduce operating costs and strategically position Northern Trust for improved profitability.

         Revenues from continuing operations of $1.06 billion were down 3% from the $1.09 billion last year. Trust fees were $574.5 million in the six-month period, down 5% compared with $603.8 million in the same period of last year. Trust fees represented 54% of total revenues, and total fee-related income represented 71% of total revenues.

         Trust fees from Personal Financial Services in the period decreased 7% and totaled $290.6 million, compared with $313.3 million last year. The decline in PFS trust fees resulted from the continued decline in the equity markets, partially offset by net new business. Trust fees resulting from acquisitions totaled $0.8 million for the period.

                                     -more-

         Trust fees from Corporate & Institutional Services (C&IS) decreased 2% to $283.9 million from $290.5 million in the year-ago period, and included approximately $8.5 million in fees resulting from the acquisition of the passive asset management business. Securities lending fees totaled $50.1 million compared with $62.2 million last year, reflecting reduced spreads earned on the investment of collateral resulting from low short-term interest rates, partially offset by higher lending volumes. Fees from asset management totaled $100.9 million, which include $6.7 million in investment management fees relating to the acquired passive asset management business, compared with $94.6 million in the year-ago period. Custody fees totaled $106.9 million for the first six months, compared with $109.9 million a year ago.

         Foreign exchange trading profits were $53.5 million in the period compared with $61.2 million in the first six months of last year. Treasury management fees in the period were $48.3 million, up 1% from the comparable period last year. Revenues from security commissions and trading income were $27.8 million, up 42% from the prior year. The increase reflects commissions from fixed income security trades and client portfolio restructurings and transitions. Other operating income was $52.6 million for the period compared with $36.4 million in the same period last year. The current year included the $17.8 million gain from the sale of the Higgins Road retail branch.

         Net interest income for the six months, stated on a fully taxable equivalent basis, totaled $303.6 million compared with $324.1 million reported in the prior year period. Total average earning assets of $33.8 billion were 1% higher than a year ago with the increase concentrated in securities. Average money market assets decreased 4% while average loans were virtually unchanged at $17.6 billion. The net interest margin decreased to 1.81% from 1.95% in the prior year due in large part to a decline in the yield on the residential mortgage loan portfolio due to the impact of refinancing activity.

                                     -more-

         The $12.5 million provision for credit losses was $2.5 million higher than the $10.0 million required in 2002. Net charge-offs totaled $8.3 million and represented .10% of average loans compared with $11.3 million or .13% of average loans in the first six months of 2002.

         Noninterest expenses from continuing operations totaled $762.0 million for the period, up 12% from $678.8 million a year-ago. The current period includes the previously discussed severance, office space and software charges which totaled $48.5 million. Expenses resulting from the acquisitions of the passive asset management business and Legacy South were $11.6 million.

         Compensation and employee benefits represented 53% of total operating expenses and totaled $404.2 million, compared with $378.6 million last year, and included $19.5 million in severance-related costs. The remainder of the increase from a year ago resulted primarily from salary increases, partially offset by lower performance-based compensation.

         Other expense categories totaled $357.8 million, up from $300.2 million last year. The current period includes the previously discussed office space, software and outplacement benefit charges, which totaled $29.0 million. The remainder of the increase is primarily related to acquisitions, technology investments that increased software amortization and equipment-related costs, business promotion and other professional fees.

                                     -more-

                           FORWARD-LOOKING STATEMENTS

         This news release may be deemed to include forward-looking statements, such as statements that relate to Northern Trust's financial goals, dividend policy, expansion and business development plans, projected profit improvements, business prospects and positioning with respect to market and pricing trends, strategic initiatives, re-engineering and outsourcing activities, new business results and outlook, changes in securities market prices, credit quality including reserve levels, planned capital expenditures and technology spending, and the effect of extraordinary events and various other matters (including changes in accounting standards and interpretations) on Northern Trust's business and results. Forward-looking statements are typically identified by words or phrases, such as "believe," "expect," "anticipate," "intent," "estimate," "may increase," "may fluctuate," and similar expressions or future or conditional verbs such as "will," "should," "would," and "could." Forward-looking statements are Northern Trust's current estimates or expectations of future events or future results. Actual results could differ materially from those indicated by these statements because the realization of those results is subject to many risks and uncertainties. Northern Trust Corporation's 2002 Annual Report to Shareholders, including the section of Management's Discussion and Analysis captioned "Factors Affecting Future Results," and periodic reports to the Securities and Exchange Commission contain additional information about factors that could affect actual results, including certain economic, interest rate, market and credit risks, competitive conditions, changes in U.S. and worldwide securities markets, Northern Trust's success in executing various parts of its business plans, the impact of the divestiture or discontinuance of portions of Northern Trust's business, operating and technology risks, including material systems interruptions and human errors or omissions, risks associated with regulatory changes, and uncertainties inherent in the litigation process. All forward-looking statements included in this news release are based on information available at the time of the release, and Northern Trust Corporation assumes no obligation to update any forward-looking statement.

                                     -more-

               WEBCAST OF SECOND QUARTER EARNINGS CONFERENCE CALL

         Northern Trust's second quarter earnings conference call will be webcast live on July 16, 2003. The Internet webcast opens the call to all investors, allowing them to listen to the Chief Financial Officer's comments. The live call will be conducted at 11:00 a.m. CDT and is accessible on Northern Trust's web site at:

        http://www.northerntrust.com/aboutus/news/financial_releases.html

The only authorized rebroadcasts of the live call will be available on Northern Trust's web site from 2:00 p.m. CDT on July 16, 2003 through 6:00 p.m. on July 23, 2003. Participants will need Windows Mediatm software, which can be downloaded free through Northern's web site. This earnings release can also be accessed at the above web address.

                                      / / /

                        NORTHERN TRUST CORPORATION                        Page 1
                (Supplemental Consolidated Financial Information)

STATEMENT OF INCOME STATISTICS
------------------------------
($ In Millions Except Per Share Data)                                             SECOND QUARTER
--------------------------------------                          --------------------------------------------
                                                                   2003            2002         % Change (*)
                                                                --------------------------------------------
Noninterest Income
     Trust Fees                                                 $    293.9      $    300.3               (2)%
     Foreign Exchange Trading Profits                                 32.8            36.9              (11)
     Treasury Management Fees                                         24.3            24.2                -
     Security Commissions & Trading Income                            15.0             9.7               54
     Other Operating Income                                           35.1            18.2               93
     Investment Security Transactions                                    -             0.1                -
                                                                ----------      ----------      -----------
Total Noninterest Income                                             401.1           389.4                3

Interest Income (Taxable Equivalent)                                 283.3           323.0              (12)
Interest Expense                                                     133.2           159.8              (17)
                                                                ----------      ----------      -----------
Net Interest Income (Taxable Equivalent)                             150.1           163.2               (8)

Total Revenue (Taxable Equivalent)                                   551.2           552.6                -

Noninterest Expenses

     Compensation                                                    177.4           158.6               12
     Employee Benefits                                                34.3            32.1                7
     Occupancy Expense                                                45.2            24.8               82
     Equipment Expense                                                22.7            21.6                5
     Other Operating Expenses                                        132.9           109.3               22
                                                                ----------      ----------      -----------
Total Noninterest Expenses                                           412.5           346.4               19

Provision for Credit Losses                                            7.5             5.0               50
Taxable Equivalent Adjustment                                         13.1            11.9               10
                                                                ----------      ----------      -----------
Income from Continuing Operations before Income Taxes                118.1           189.3              (38)
Provision for Income Taxes                                            36.7            63.4              (42)
                                                                ----------      ----------      -----------

Income from Continuing Operations                                     81.4           125.9              (35)
                                                                ----------      ----------      -----------
Income (Loss) from Operations of Discontinued NTRC                    (4.1)            1.5                -
Loss on Disposal of NTRC                                             (20.2)              -                -
Income Tax Benefit (Expense)                                           9.5            (0.6)               -
                                                                ----------      ----------      -----------
Net Income (Loss) from Discontinued Operations                       (14.8)            0.9                -

                                                                ----------      ----------      -----------
NET INCOME                                                      $     66.6      $    126.8              (48)%
                                                                ===========     ==========      ===========

Per Common Share
Income from Continuing Operations
     Basic                                                      $     0.37      $     0.57              (35)%
     Diluted                                                          0.36            0.55              (35)
Net Income
     Basic                                                      $     0.30      $     0.57              (47)%
     Diluted                                                          0.30            0.56              (46)

Return on Average Common Equity                                       9.16%          18.57%
Average Common Equity                                           $  2,903.2      $  2,727.3                6 %
Return on Average Assets                                              0.69%           1.37%

Common Dividend Declared per Share                              $     0.17      $     0.17                - %
Preferred Dividends (millions)                                         0.3             0.6              (50)

Average Common Shares Outstanding (000s)
     Basic                                                         220,297         220,864
     Diluted                                                       223,846         226,552
Common Shares Outstanding (EOP)                                    220,780         221,667
                                                                ----------

(*) Percentage change calculations are based on actual balances rather than the rounded amounts presented in Supplemental Consolidated Financial Information.

Note: Certain reclassifications have been made to the prior period's financial statements to place them on a basis comparable with the current period's financial statements.

                        NORTHERN TRUST CORPORATION                        Page 2
                (Supplemental Consolidated Financial Information)

STATEMENT OF INCOME STATISTICS
--------------------------------------
($ In Millions Except Per Share Data)                                              SIX MONTHS
--------------------------------------                        --------------------------------------------------
                                                                  2003              2002            % Change (*)
                                                              --------------------------------------------------
Noninterest Income
     Trust Fees                                                   $  574.5         $   603.8                 (5)%
     Foreign Exchange Trading Profits                                 53.5              61.2                (13)
     Treasury Management Fees                                         48.3              48.0                  1
     Security Commissions & Trading Income                            27.8              19.6                 42
     Other Operating Income                                           52.6              36.4                 45
     Investment Security Transactions                                    -               0.1                  -
                                                              ------------      ------------       ------------
Total Noninterest Income                                             756.7             769.1                 (2)

Interest Income (Taxable Equivalent)                                 570.7             649.7                (12)
Interest Expense                                                     267.1             325.6                (18)
                                                              ------------      ------------       ------------
Net Interest Income (Taxable Equivalent)                             303.6             324.1                 (6)

Total Revenue (Taxable Equivalent)                                 1,060.3           1,093.2                 (3)

Noninterest Expenses
     Compensation                                                    335.7             312.4                  7
     Employee Benefits                                                68.5              66.2                  3
     Occupancy Expense                                                73.2              49.6                 48
     Equipment Expense                                                45.1              43.1                  5
     Other Operating Expenses                                        239.5             207.5                 15
                                                              ------------      ------------       ------------
Total Noninterest Expenses                                           762.0             678.8                 12

Provision for Credit Losses                                           12.5              10.0                 25
Taxable Equivalent Adjustment                                         25.9              23.6                 10
                                                              ------------      ------------       ------------
Income from Continuing Operations before Income Taxes                259.9             380.8                (32)
Provision for Income Taxes                                            81.9             128.3                (36)
                                                              ------------      ------------       ------------

Income from Continuing Operations                                    178.0             252.5                (29)
                                                              ------------      ------------       ------------
Income (Loss) from Operations of Discontinued NTRC                    (7.1)              3.1                  -
Loss on Disposal of NTRC                                             (20.2)                -                  -
Income Tax Benefit (Expense)                                          10.6              (1.2)                 -
                                                              ------------      ------------       ------------
Net Income (Loss) from Discontinued Operations                       (16.7)              1.9                  -

                                                              ------------      ------------       ------------
NET INCOME                                                        $  161.3         $   254.4                (37)%
                                                              ============      ============       ============

Per Common Share

Income from Continuing Operations
     Basic                                                        $   0.80         $    1.14                (30)%
     Diluted                                                          0.79              1.11                (29)
Net Income

     Basic                                                        $   0.73         $    1.15                (37)%
     Diluted                                                          0.72              1.12                (36)

Return on Average Common Equity                                      11.21 %           18.99 %
Average Common Equity                                             $2,887.6         $ 2,690.5                  7 %
Return on Average Assets                                              0.86 %            1.37 %

Common Dividends Declared per Share                               $   0.34         $    0.34                  - %
Preferred Dividends (millions)                                         0.7               1.1                (34)

Average Common Shares Outstanding (000s)
     Basic                                                         220,335           220,859
     Diluted                                                       223,642           226,960
Common Shares Outstanding (EOP)                                    220,780           221,667
                                                              ------------

                        NORTHERN TRUST CORPORATION                        Page 3
                (Supplemental Consolidated Financial Information)

BALANCE SHEET ($ IN MILLIONS)
----------------------------

                                                                        JUNE 30
                                                      -------------------------------------------
                                                           2003            2002      % Change (*)
                                                      -------------------------------------------
Assets
------
   Money Market Assets                                 $  8,568.1      $  7,732.6           11%
   Securities
       U.S. Government                                      104.5           159.6          (35)
       Federal Agency and Other                           6,807.6         5,695.6           20
       Municipal                                            877.3           637.5           38
       Trading Account                                       10.7            13.2          (19)
                                                      -----------     -----------      -------
   Total Securities                                       7,800.1         6,505.9           20
   Loans and Leases                                      17,956.2        18,273.8           (2)
                                                      -----------     -----------      -------
   Total Earning Assets                                  34,324.4        32,512.3            6
   Reserve for Credit Losses Assigned to Loans             (165.2)         (153.3)           8
   Cash and Due from Banks                                2,340.1         2,369.9           (1)
   Trust Security Settlement Receivables                    176.0           771.6          (77)
   Buildings and Equipment                                  508.9           497.3            2
   Other Nonearning Assets                                1,886.8         1,803.6            5
                                                      -----------     -----------      -------
  Total Assets                                         $ 39,071.0      $ 37,801.4            3%
                                                      ===========     ===========      =======
Liabilities and Stockholders' Equity
------------------------------------
   Interest-Bearing Deposits
       Savings                                         $  8,569.0      $  8,005.2            7%
       Other Time                                           305.9           343.2          (11)
       Foreign Office Time                               10,302.7         8,902.7           16
                                                      -----------     -----------      -------
   Total Interest-Bearing Deposits                       19,177.6        17,251.1           11
   Borrowed Funds                                         7,702.4         8,806.5          (13)
   Senior Notes and Long-Term Debt                        1,583.2         1,484.1            7
                                                      -----------     -----------      -------
   Total Interest-Related Funds                          28,463.2        27,541.7            3
   Demand & Other Noninterest-Bearing Deposits            6,121.7         5,672.4            8
   Other Liabilities                                      1,540.0         1,674.0           (8)
                                                      -----------     -----------      -------
   Total Liabilities                                     36,124.9        34,888.1            4
   Common Equity                                          2,946.1         2,793.3            5
   Preferred Equity                                             -           120.0            -
                                                      -----------     -----------      -------
  Total Liabilities and Stockholders' Equity           $ 39,071.0      $ 37,801.4            3%
                                                      -----------     ===========      =======

                           NORTHERN TRUST CORPORATION                     Page 4
                (Supplemental Consolidated Financial Information)

AVERAGE BALANCE SHEET ($ IN MILLIONS)
-------------------------------------
                                                                           SECOND QUARTER
                                                        ------------------------------------------------------
                                                             2003                2002             % Change (*)
                                                        ------------------------------------------------------
Assets
------

   Money Market Assets                                       $ 8,597.8           $ 8,728.2                 (1)%
   Securities
       U.S. Government                                           109.5               165.6                (34)
       Federal Agency and Other                                7,164.6             5,858.7                 22
       Municipal                                                 872.1               602.8                 45
       Trading Account                                             7.5                 9.2                (19)
                                                        ---------------      --------------       ------------
   Total Securities                                            8,153.7             6,636.3                 23
   Loans and Leases                                           17,546.7            17,607.2                  -
                                                        ---------------      --------------       ------------
   Total Earning Assets                                       34,298.2            32,971.7                  4
   Reserve for Credit Losses Assigned to Loans                  (163.8)             (153.3)                 7
   Nonearning Assets                                           4,426.7             4,267.4                  4
                                                        ---------------      --------------       ------------
  Total Assets                                               $38,561.1           $37,085.8                  4 %
                                                        ===============      ==============       ============

Liabilities and Stockholders' Equity
------------------------------------

   Interest-Bearing Deposits
       Savings                                               $ 8,366.2           $ 7,952.4                  5 %
       Other Time                                                327.6               385.7                (15)
       Foreign Office Time                                    10,341.0             9,361.5                 10
                                                        ---------------      --------------       ------------
   Total Interest-Bearing Deposits                            19,034.8            17,699.6                  8
   Borrowed Funds                                              8,416.8             8,636.2                 (3)
   Senior Notes and Long-Term Debt                             1,616.2             1,484.1                  9
                                                        ---------------      --------------       ------------
   Total Interest-Related Funds                               29,067.8            27,819.9                  4
   Demand & Other Noninterest-Bearing Deposits                 4,942.0             5,180.5                 (5)
   Other Liabilities                                           1,572.9             1,238.1                 27
                                                        ---------------      --------------       ------------
   Total Liabilities                                          35,582.7            34,238.5                  4
   Common Equity                                               2,903.2             2,727.3                  6
   Preferred Equity                                               75.2               120.0                (37)
                                                        ---------------      --------------       ------------
  Total Liabilities and Stockholders' Equity                 $38,561.1           $37,085.8                  4 %
                                                        ===============      ==============       ============

                           NORTHERN TRUST CORPORATION                     Page 5
                (Supplemental Consolidated Financial Information)

QUARTERLY TREND DATA
---------------------                                   2003                       2002
($ In Millions Except Per Share Data)                Quarters                   Quarters
-------------------------------------               -------------------------   -------------------------------------
                                                      Second         First       Fourth        Third        Second
                                                    -------------------------   -------------------------------------
Net Income Summary
------------------
   Trust Fees                                          $  293.9     $  280.6     $  275.8     $  281.4      $  300.3
   Other Noninterest Income                               107.2         75.0         65.9         72.5          89.1
   Net Interest Income (Taxable Equivalent)               150.1        153.5        164.3        162.1         163.2
                                                    ------------   ----------   ----------   ----------   -----------
     Total Revenue (Taxable Equivalent)                   551.2        509.1        506.0        516.0         552.6
   Provision for Credit Losses                              7.5          5.0          7.5         20.0           5.0
   Noninterest Expenses                                   412.5        349.5        342.3        338.9         346.4
                                                    ------------   ----------   ----------   ----------   -----------
     Pretax Income (Taxable Equivalent)                   131.2        154.6        156.2        157.1         201.2
   Taxable Equivalent Adjustment                           13.1         12.8         12.9         12.2          11.9
   Provision for Income Taxes                              36.7         45.2         46.1         47.5          63.4
                                                    ------------   ----------   ----------   ----------   -----------
     Income from Continuing Operations                     81.4         96.6         97.2         97.4         125.9
   Discontinued Operations/Loss on Sale of NTRC           (14.8)        (1.9)        (0.9)        (1.0)          0.9
                                                    ------------   ----------   ----------   ----------   -----------
     Net Income                                        $   66.6     $   94.7     $   96.3     $   96.4      $  126.8
                                                    ============   ==========   ==========   ==========   ===========

Per Common Share
----------------

   Net Income - Basic                                  $   0.30     $   0.43     $   0.43     $   0.44      $   0.57
              - Diluted                                    0.30         0.42         0.43         0.43          0.56
   Dividend Declared                                       0.17         0.17         0.17         0.17          0.17
   Book Value (EOP)                                       13.34        13.18        13.04        12.79         12.60
   Market Value (EOP)                                     41.60        30.45        35.05        37.72         44.06

Ratios
------
   Return on Average Common Equity                         9.16 %      13.32 %      13.43 %      13.69 %       18.57 %
   Return on Average Assets                                0.69         1.03         0.98         1.05          1.37
   Net Interest Margin                                     1.76         1.87         1.85         1.98          1.99
   Productivity Ratio - Continuing Operations               134 %        146 %        148 %        152 %         160 %
   Risk-based Capital Ratios
       Tier 1                                              11.0 %       11.1 %       11.1 %       10.9 %        10.8 %
       Total (Tier 1 + Tier 2)                             14.2         15.0         14.1         13.9          13.9
       Leverage                                             7.8          7.9          7.8          8.2           8.0

Trust Assets ($ in Billions) - EOP
----------------------------------
   Corporate                                           $1,657.0     $1,429.9     $1,346.9     $1,285.8      $1,487.9
   Personal                                               172.9        156.0        156.7        150.7         163.4
                                                    ------------   ----------   ----------   ----------   -----------
     Total Trust Assets                                $1,829.9     $1,585.9     $1,503.6     $1,436.5      $1,651.3
                                                    ============   ==========   ==========   ==========   ===========
   Memo:  Managed Assets                               $  423.4     $  365.3     $  302.5     $  293.2      $  316.6

Asset Quality ($ in Millions) - EOP
-----------------------------------
   Nonaccrual Loans                                    $  107.5     $   92.4     $   93.4     $  106.5      $  109.7
   Other Real Estate Owned (OREO)                           0.4          1.2          1.2          1.1           0.9
                                                    ------------   ----------   ----------   ----------   -----------
     Total Nonperforming Assets                        $  107.9     $   93.6     $   94.6     $  107.6      $  110.6
                                                    ============   ==========   ==========   ==========   ===========
     Nonperforming Assets / Loans & OREO                   0.60 %       0.52 %       0.52 %       0.60 %        0.61 %

   Gross Charge-offs                                   $    5.4     $    6.0     $   11.2     $   13.5      $    5.4
   Gross Recoveries                                         0.5          2.6          3.8          1.6           0.4
                                                    ------------   ----------   ----------   ----------   -----------
     Net Charge-offs                                   $    4.9     $    3.4     $    7.4     $   11.9      $    5.0
                                                    ============   ==========   ==========   ==========   ===========
   Net Charge-offs (Annualized) to Average Loans           0.11 %       0.08 %       0.17 %       0.27 %        0.11 %
   Reserve for Credit Losses Assigned to Loans         $  165.2     $  162.4     $  161.1     $  160.3      $  153.3
   Reserve to Nonaccrual Loans                              154 %        176 %        172 %        151 %         140 %
   Reserve for Other Credit-Related Exposures          $    7.5     $    7.7     $    7.4     $    8.1      $    7.0